MEMORANDUM


                 The First Trust GNMA, Series 93
                       File No. 333-111772

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on January 22, 2004 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                         THE PROSPECTUS


Cover Page     The date of the Trust has been added.

Page 3         The following information for the Trust appears:

               The total number of units initially being offered and the initial size of the Trust.

               The Public Offering Price on the business day prior to the Initial Date of Deposit.

               The estimated long term return and estimated current return (if applicable) to Unit holders as of the business day prior to the Initial Date of Deposit.

               The first distribution and record dates.

Page 5 The Report of Independent Auditors, has been completed

Page 6 The Statement of Net Assets for each Trust has been completed.

Page 7         The Schedule of Investments has been completed.

Back Cover     The  series number for the Trust and the  date  of
               the Prospectus have been included.


                       THE TRUST AGREEMENT

               The Trust Agreements have been conformed to reflect the execution thereof.


                                   CHAPMAN AND CUTLER LLP

January 22, 2004